Exhibit 23.2
Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862
(Fax) 202-467-6963
April 17, 2008
Board of Directors
Lebanon Mutual Insurance Company
137 West Penn Avenue
Cleona, Pennsylvania 17042
Members of the Board:
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 (the “Form S-1) filed by LMI Holdings, Inc. with the Securities and Exchange Commission. We also consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report dated April 11, 2008 in the Form S-1, including the Prospectus of LMI Holdings, Inc. We also consent to the reference of our firm under the heading “Experts” in the Form S-1.
We further consent to the inclusion of, summary of, and reference to in the Form S-1 of our opinion as to the value of subscription rights granted by Lebanon Mutual Insurance Company pursuant to its Plan of Conversion.
Sincerely,
Feldman Financial Advisors, Inc.